EXHIBIT 99.2



                                January 28, 2003


Board of Directors
CareCentric, Inc.
2625 Cumberland Parkway, Suite 310
Atlanta, Georgia 30339

Gentlemen:

     We hereby propose a transaction that would allow CareCentric, Inc., a Delaware corporation ("CareCentric"), to deregister its common stock, $.001 par value per share (the "COMMON STOCK"), under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and to terminate its reporting obligations under Section 13 of the Exchange Act. The principal terms of our "going private" proposal are as follows:

PROPONENTS:         John E.  Reed,  Stewart  B.  Reed  and  James A.  Burk  (the
                    "INVESTORS").

STRUCTURE:          Statutory  merger of Borden  Associates,  Inc.,  a  Delaware corporation controlled by the Investors ("BORDEN"), with and
                    into   CareCentric,   with   CareCentric  as  the  surviving
                    corporation (the "MERGER"), and pursuant to which the number of record holders of the Common Stock would be reduced from approximately 5,500 to approximately 200.

TOTAL CASH          An amount  (the  "TOTAL  CASH  CONSIDERATION")  equal to the
CONSIDERATION:      product  of (x)  $0.55  in cash  (the  "PER  SHARE  PRICE"), multiplied by (y) the aggregate number of shares owned of record by holders of fewer than 4000 shares of Common Stock on the record date (the "SMALL STOCKHOLDERS").

FUNDING: The Investors will fund the purchase of shares from the Small Stockholders by investing in Borden, immediately prior to the Merger, an amount equal to the Total Cash Consideration; provided, however, that the Investors shall not obligated to invest an amount in excess of $450,000, including amounts needed by Borden for expenses related to the transaction.

EFFECTS OF THE      As a result of the Merger:
MERGER:

                    o each share of Common Stock owned of record by a Small Stockholder will be converted into, and will represent the right to receive the Per Share Price, without interest;

                    o each share of Common Stock owned of record by a holder other than a Small Stockholder will continue to represent one share of Common Stock after the merger; and

                    o the outstanding shares of Borden's capital stock will, in the aggregate, be converted into the right to receive that number of shares of Common Stock equal to the quotient of the Total Cash Consideration divided by the Per Share Price.

EXPENSES:           Each Investor and Borden and CareCentric will be responsible for and  bear  all  of his or its  own  costs  and  expenses
                    incurred  at  any  time  in  connection   with  pursuing  or
                    consummating the proposed transaction.


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January 28, 2003
Page 2


     We are proposing this going private transaction because we believe that:

     o CareCentric incurs substantial direct and indirect costs and expenses associated with being a publicly held company, including:

     o the accounting and legal fees associated with the obligation to file annual, quarterly and current reports with the SEC, and

     o    the executive time expended to prepare and review such filings,

     and we anticipate that these costs and expenses would increase in the future;

     o CareCentric' status as a public company is impeding possible equity and debt financing;

     o CareCentric's ability to attract and maintain qualified directors and officers has been, and will likely continue to be constrained by new duties imposed on such directors and officers by the Sarbanes-Oxley Act of 2002 and related regulations ("SARBANES-OXLEY");

     o costs of CareCentric's director and officer liability insurance is likely to increase substantially; and

     o CareCentric's low market capitalization has made it impractical to use its stock as acquisition currency.


     We believe the offer contemplated by our proposal is fair and generous to the Small Stockholders based on the following considerations:

     o The proposed Per Share Price represents a 22.7% premium over the average closing price adjusted for volume of $0.4483 from August 29, 2002 through January 2, 2003 during which period approximately 739,700 shares were traded in the public market under the symbol CURA.OB as reported by Yahoo Finance;

     o The Merger will provide them with the opportunity to obtain immediate liquidity for their interest in CareCentric without incurring any brokerage commissions or related transaction costs; and

     o The proposed Per Share Price represents a substantial premium to our estimate of the liquidation value of CareCentric's assets after taking into account reasonable lease buyout reserves, litigation reserves, employee severance costs, and other related fees and expenses.


     We understand that in transactions of this nature, it is typical and advisable for a special committee of independent directors (the "SPECIAL COMMITTEE") to be established to review proposals of this nature. We understand that the Special Committee will hire its own financial and legal advisors to review, negotiate, and accept or reject our proposal and the terms of the proposed transaction and that such Special Committee may solicit other transactions.

     Our proposal is conditioned upon the execution of a definitive merger agreement containing the terms and conditions set forth above and such other mutually agreeable terms and conditions as are customary in agreements of this sort, including but not limited to customary representations, warranties, covenants and conditions. It is also subject to, among other things, (1) the approval of the transaction by the Special Committee, the Board of Directors and the stockholders of CareCentric, (2) receipt of a fairness opinion by the Board of Directors, and (3) the receipt of all necessary regulatory approvals.


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January 28, 2003
Page 3


     Please advise us at your earliest convenience how you would like to proceed with this proposal. We reserve the right to modify or withdraw this proposal at any time prior to the execution and delivery of the definitive merger agreement in the event that we become aware of any facts or circumstances that we determine, in our sole discretion, make such action appropriate. We will not have any obligation to CareCentric or its stockholders with respect to this proposal unless and until we execute and deliver a definitive merger agreement, which must be in form and content satisfactory to us in our sole discretion.

         We and our advisors are prepared to meet with the Special Committee and its advisors to answer any questions that may arise regarding our proposal and the proposed transaction.

                                  Very truly yours,



                                  --------------------------------
                                  John E. Reed



                                  ---------------------------------
                                  Stewart B. Reed



                                  ---------------------------------
                                  James A. Burk



                                  Borden Associates, Inc.



                                  By:_______________________________
                                      John E. Reed, President